Exhibit 99.7

Transaction Proposal

	Frontier (2/4)	Spirit (2/7)	Frontier (2/9)
Structure	• Frontier and Spirit to combine • Frontier to raise $800 million new money first lien debt • New $400 million revolver to be issued at close	• Agreed • Agreed • Agreed	• Agreed • Agreed • Agreed
Debt Consideration	• Spirit and its stakeholders to receive $400 million second lien debt	• Spirit and its stakeholders to receive $600 million first lien takeback debt to trade at par, pari passu with new money first lien debt	• Spirit and its stakeholders to receive $400 million second lien debt
Equity Consideration	• Spirit and its stakeholders provided 52,865,110 shares of the combined company based on Frontier shares currently outstanding	• Spirit and its stakeholders provided $1,185 million of market determined equity value in the combined company • To discuss market mechanism and timing

•     Spirit and its stakeholders provided 52,865,110 shares of the combined company based on Frontier shares currently outstanding

•     Spirit and its stakeholders to determine appropriate allocation of the 52,865,110

		to determine valuation of equity in the combined enterprise (e.g., VWAP)	shares between the various Spirit creditors and equity holders
ERO Breakup Fee	• Required parties agree to waive existing $35 million ERO breakup fee	• Required parties to receive $35 million ERO break up fee at transaction close	• Required parties agree to waive existing $35 million ERO breakup fee
Diligence	• To complete confirmatory diligence in 10 days	• Agreed • Spirit stakeholders to conduct reverse diligence on key legal / operational matters, to include evaluation of proposed debt / collateral structure	• Agreed • Spirit to conduct reverse diligence in the same 10 day period as Frontier • Frontier to provide Spirit with terms of proposed debt structure
Reverse Breakup Fee	• N/A	• Frontier to take steps required by regulators for closing unless they would result in a material adverse effect on the combined company	• Regulatory efforts covenants to be consistent with 2022 executed merger agreement.

• If transaction is terminated for any reason other than a Spirit breach, Frontier to provide Spirit a reverse termination fee	• No reverse termination fee

Takeback Debt Terms

	Frontier (2/4)	Spirit (2/7)
Quantum	• $400 million	• $600 million	• $400 million
Rate	• 11.0% cash / 8.0% cash + 4% PIK	• First lien takeback debt to receive equivalent terms as new money first lien debt and trade at par	• 11.0% cash / 8.0% cash + 4% PIK
Maturity	• February 2031	• First lien takeback debt to receive equivalent terms as new money first lien debt and trade at par	• February 2031
Call Protection	• NC2; Par Thereafter	• First lien takeback debt to receive equivalent terms as	• NC2; Par Thereafter

new money first lien debt and trade at par
Security	• Falcon Loyalty Program, Falcon Brand IP, Saturn Brand IP, Saturn Loyalty Program, Saturn Cobranded Credit Card, Saturn Engines, Saturn Slots, Saturn Spare Parts, Other Saturn Assets	• Agreed	• Generally agreed (but note you put a footnote on this issue with no description)
Priority	• Second Lien	• First Lien	• Second Lien
Covenants	• 25% Maximum First Lien LTV	• To be discussed	• 25% Maximum First Lien LTV